                                                                     EXHIBIT 2.4



               SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT, made and entered into this 1st day of March, 1999, by and between E-Net Corporation, Inc.(formerly Suarro Communications, Inc.) ("Public Company"), a publicly held Nevada corporation, and City Pacific International, U.S.A., Inc. ("Company"), a privately held Nevada corporation ("Company") and the individuals listed on Exhibit "A" attached hereto and specifically incorporated herein by this reference (the "Company Shareholders").

                                   WITNESSETH:

        WHEREAS, Public Company desires to acquire all of the issued and outstanding capital stock of Company; and

        WHEREAS, the Company Shareholders are the sole holders of all Company's capital stock outstanding and they desire to transfer the same to Public Company in exchange for such consideration as is set forth herein; and

        WHEREAS, it is the intention of the parties to this Agreement that the transactions evidenced hereby qualify as a reorganization pursuant to such sections of the Internal Revenue Code of 1954, as amended (the "Code"), as are applicable, including, without limitation, Section 368(a)(1)(b) thereof, and that there not be a taxable gain or loss recognized by Public Company, Company or the Company Shareholders upon consummation of the transactions evidenced hereby; and

        WHEREAS, the transactions evidenced hereby are to be submitted for approval at a special meeting of the Board of Directors of Public Company and Company and by the Company Shareholders by unanimous consent, dated on even date herewith;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, terms and conditions set forth herein, and such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, this Agreement is adopted as a reorganization pursuant to the Code and THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE I

                REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

        Public Company represents and warrants to Company and the Company Shareholders as follows:

        1.1 COMPANY PROFILE; ASSETS AND LIABILITIES. Public Company is not currently conducting, and has only engaged in the business as set forth in its reports on Form 10-KSB, 10-QSB and 8-K. Other than the costs associated with the transaction proposed herein, Public Company has only those liabilities shown in its most recent 10-KSB.

        1.2 FINANCIAL STATEMENTS. Public Company has delivered audited financial statements dated, and for the period ended April 30, 1998.

        1.3 ABSENCE OF CERTAIN CHANGES. Since the date of the most recent financial statements delivered hereunder, Public Company has not:

        (a) Suffered any material and adverse change in its financial condition, working capital, assets, liabilities, reserves, business, operations or prospects;

        (b) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of its properties, assets or business (whether or not covered by insurance);

        (c) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, except as related to the costs associated with the proposed transaction herein and to its transfer agent;

        (d) Paid, discharged or satisfied any claims, liabilities or obligations, other than in the normal course of its business;

        (e) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

        (f) Canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible);

        (g) Granted any increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or any increase in the compensation payable or to become payable to any director, officer or employee;

        (h) Made any capital expenditure or commitment outside of its normal course of business;

        (i) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities, other than as required hereunder;

        (j) Made any change in any method of accounting or accounting practice;

        (k) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), to, or entered into any affiliate or associate of any of its directors or officers, except for directors' fees and compensation to officers at rates set forth in any Form 10-K or 10-KSB of Public Company filed with the Securities and Exchange Commission, none of which shall result in any liability or indebtedness which shall survive this closing;

        (l) Entered into any transaction, contract or commitment, other than as disclosed herein;

        (m) Been subject to any other event or condition of any character that has or might reasonably have a material and adverse effect upon the financial condition, business, assets or properties of Public Company;

        (n) Agreed, whether in writing or otherwise, to take any action other than as described in this Agreement.

        1.4 AFFIRMATIVE REPRESENTATIONS REGARDING ACTION OF PUBLIC COMPANY BETWEEN DATE OF FINANCIAL STATEMENTS DELIVERED AND CLOSING. Between the date of the most recent financial statements delivered hereunder and the date of this Agreement, Public Company has conducted its business in the same manner as conducted before the date of such financials. Public Company will continue to conduct its business in the same manner as conducted before the date of the financial statements through the date of closing, as defined herein below.

        1.5 EMPLOYMENT AGREEMENTS; BENEFIT PLANS. There is not currently any employment or severance agreement to which Public Company was or is subject, or by which it was or is bound. Further, no such agreements will arise in the future as a result of acts which have occurred previous to, or concurrent with, the date hereof. Further, Public Company is not subject to, nor has it established, a benefit plan, whether pursuant to the Code or otherwise, other than disclosed in Public Company's Prospectus. No shares of common stock, options to acquire common stock or other benefits have been issued under, or pursuant to, any such plan or arrangement.

        1.6 PERMITS AND LICENSES. The business of Public Company has complied and currently complies in all material respects with all applicable laws and regulations and with its Prospectus. Further, the business of Public Company does not currently require, and has not in the past required, application to procure any license, permit, franchise, order or approval.

        1.7 LITIGATION. There is no litigation or proceeding pending or threatened against or relating to Public Company or its business. There is no factual basis, whether known or unknown, for any claim or action to be threatened or asserted against Public Company.

        1.8 CONTRACTS, AGREEMENTS AND LEASES. Other than its agreement with its legal counsel and transfer agent, Public Company is not a party to any contracts, agreements, permits, licenses, plans, leases or similar arrangements. The obligations of Public Company owed to its legal counsel and transfer agent will be paid in full through closing by Public Company, without exception.

        1.9 PRINCIPAL SHAREHOLDERS. Public Company has previously provided to Company or its counsel a current list of its shareholders and as of the date of this Agreement and affirmatively states that no additional shares have been issued by the Board of Directors of Public Company, nor is issuance of such additional shares contemplated as of the date of this Agreement, other than as described herein. The shareholder list delivered to Company is, to best knowledge of management, accurate and complete as of the Closing Date herein.

        1.10 AUTHORIZATION. Public Company has duly taken all corporate action necessary to authorize the execution and delivery of this Agreement, the consummation of the transactions evidenced hereby and the performance of its obligations hereunder.

        1.11 ENFORCEABLE OBLIGATIONS. This Agreement is a legal and binding obligation of Public Company, enforceable in accordance with the terms hereof, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and general equitable principles.

        1.12 NO CONFLICTS OR CONSENTS. The execution and delivery by Public Company of this Agreement and the performance of its obligations have not conflicted and will not conflict with any provision of law, statute, rule or regulation or any judgment applicable to or binding upon Public Company, nor will it result in the creation of any lien, charge or encumbrance. No consent, approval, authorization or order of any court or governmental authority or third party has been or is required in connection with the execution and delivery by Public Company of this Agreement or the consummation of the transactions evidenced hereby. Neither the execution nor the consummation of this Agreement in accordance with the terms and conditions set forth herein has conflicted or will conflict with or constitute a default under or a breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time could or would constitute a default under the Articles (Certificate) of Incorporation or bylaws of Public Company.

        1.13 ORGANIZATION AND GOOD STANDING. Public Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to carry on its business and enter into and carry out the transactions evidenced herein. Public Company is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted makes such qualification necessary. As of the date hereof, Public Company does not have any subsidiaries or interests in any corporation, partnership, limited partnership or other business entity.

        1.14 CAPITALIZATION. Prior to execution of this Agreement, the shareholders of Public Company have adopted certain resolutions, including ratifying a two to one (2 to 1)forward split of the Public Company common stock. As a result of the adoption of these resolutions and amendments, the authorized capital stock of Public Company now consists of 20,000,000 shares of common stock, $.001 par value, of which 2,000,000 of such shares are issued and outstanding, (post-split) all fully paid for and non-assessable, and no shares of preferred stock are issued or otherwise outstanding. All references to the capitalization of Public Company in this Agreement reflect the changes so authorized by the Public Company shareholders.

Public Company has no other outstanding rights, options, warrants, contracts, commitments or demands of any character which would require the issuance (or transfer out of treasury), by Public Company of any shares of its capital stock, other than the agreement with E-Net Mortgage Corp., of which Company is aware. All outstanding securities were issued in accordance with applicable federal and state securities laws or exemptions therefrom. The Public Company Prospectus was duly registered with the U.S. Securities and Exchange Commission ("SEC") and all applicable state securities departments (collectively referred to as "State Registrations"). All SEC and State Registrations complied with all applicable laws, rules and regulations. No claims or actions have been threatened or asserted arising out of, or concerning, the Prospectus, SEC Registrations, State Registrations or the sale of securities of Public Company.

        1.15 FILING OF REPORTS. Public Company is presently current (if required) in the requirement to file all Form 10-KSB and 8-K reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended. However, it is delinquent in the filing of its 10-QSB Reports which are in process. Further, Public Company has filed all required reports of application of proceeds with all applicable state securities departments on the appropriate forms and will, prior to or at Closing, file the final Form SR with the SEC. All forms, filings and reports, including but not limited to the Prospectus, filed by Public Company with the SEC and each state securities department were complete and accurate and contained no material misstatements or omissions of a material fact.

        1.16 TAX FILINGS. Public Company has not filed all federal, state, local and foreign tax reports and returns required to be filed by it and has not duly paid all taxes and other charges due or claimed to be due from it by any federal, state, local or foreign tax authorities. Further, the reserve for taxes, if any, reflected in the balance sheet delivered hereunder is adequate and there are no tax liens upon any property or assets of Public Company. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any significant tax liability. All deficiencies and assessments resulting from an examination of state, local, federal and foreign tax returns and reports have been paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign tax return or report for any period. Public Company is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

        1.17 COMPLIANCE WITH LAW. Public Company is in compliance with all laws, regulations and orders applicable to its business, including but not limited to, all applicable laws, rules and regulations of the U.S. Securities and Exchange Commission and all applicable state securities departments. Further, Public Company has not received any notification that it is in violation of any laws, regulations or orders and, to the best knowledge of management of Public Company, no such violations exist. Neither Public Company nor any employee or agent of Public Company has made any payment to any person which violates any statutes or law required to be disclosed under applicable disclosure policies of the Securities and Exchange Commission.

        1.18 DISCLOSURE. No representations or warranties by Public Company in this Agreement and no statement contained in any document (including, without limitation, financial statements), certificate or other writing furnished or to be furnished by Public Company to Company or the Company Shareholder pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contained or will contain any untrue statement of material facts or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There are no facts known to Public Company which, either individually or in the aggregate, could or would materially and adversely affect or involve any substantial possibility of having a material and adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of Public Company.

        1.19 OFFICERS' CERTIFICATES. At closing, the President of Public Company shall provide a Certificate, dated as of the closing date and certified by the Secretary of Public Company, to the effect that:

        (a) Public Company is not currently conducting, and has never been engaged in, any business other than set forth in its public filings.

        (b) Public Company has delivered audited financial statements dated, and for the fiscal year ended, April 30, 1998, together with all Notes thereto, prepared in reasonable detail in accordance with generally accepted accounting principles applied on a consistent basis, which financial statements contain a balance sheet dated April 30, 1998, and the following statements for the period then ended: a statement of operations, a statement of stockholders' equity, and a statement of cash flows. Further, Public Company has delivered, or will deliver upon request of Company, all books and records, as well as all required substantiating documentation, to Company, which are necessary to compile financial statements for periods subsequent to the date of, and the periods covered by, the most recent financial statements delivered hereunder. Further, Public Company has delivered, or otherwise made available, true and correct copies of the Articles of Incorporation and bylaws of Public Company, minutes of all meetings of its directors and shareholders, true and correct copies of all filings made in respect of Public Company's initial public offering and such other and further material as has been requested.

        (c) Since the date of the most recent financial statements delivered hereunder, Public Company has not (unless otherwise described herein):

        (1) Suffered any material and adverse change in its financial condition, working capital, assets, liabilities, reserves, business, operations or prospects;

        (2) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of its properties, assets or business (whether or not covered by insurance);

        (3) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability;

        (4) Paid, discharged or satisfied any claims, liabilities or obligations, other than in the ordinary course of its business;

        (5) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

        (6) Canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible);

        (7) Granted any increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer or employee;

        (8) Made any capital expenditure or commitment other than in the normal course of its business or as disclosed herein;

        (9) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities, other than as required hereunder to consummate the transaction proposed herein;

        (10) Made any change in any method of accounting or accounting practice;

        (11) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its directors or officers or any affiliate or associate of any of its directors or officers;

        (12) Entered into any transaction, contract or commitment other than as described in the Public Company public filings, the E-Net Mortgage Corp. transaction or as otherwise previously described to Company;

        (13) Been subject to any other event or condition of any character that has or might reasonably have a material and adverse effect upon the financial condition, business, assets or properties of Public Company;

        (14) Agreed, whether in writing or otherwise, to take any action described in this paragraph of the Agreement;

        (d) Between the date of the most recent financial statements delivered hereunder and the date of this Agreement, Public Company has conducted its business in the same manner as conducted before the date of such financials and in accordance with the Public Company Business Plan described in its Prospectus.

        (e) There is not currently any employment or severance agreement to which Public Company was or is subject, or by which it was or is bound. Further, no such agreements will arise in the future as a result of acts which have occurred previous to, or concurrent with, the date hereof.

        (f) There is no litigation or proceeding pending or threatened against or relating to Public Company, or its business.

        (g) Public Company is not a party to any contract, agreement, permit, license, plan, lease or similar arrangement which will survive closing, other than its existing agreement with its transfer agent and the E-Net Mortgage Corp. Agreement.

        (h) The execution and delivery by Public Company of this Agreement and the performance of its obligations have not conflicted and will not conflict with any provisions of law, statute, rule or regulation or any judgment applicable to or binding upon Public Company, nor will it result in the creation of any lien, charge or encumbrance. No consent, approval, authorization or order of any court or governmental authority or third party has been or is required in connection with the execution and delivery by Public Company of this Agreement or the consummation of the transactions evidenced hereby. Neither the execution nor the consummation of this Agreement in accordance with the terms and conditions set forth herein, has conflicted or will conflict with or constitute a default under or a breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time could or would constitute a default under the Articles of

Incorporation, as amended, or bylaws of Public Company.


        (i) Public Company is in compliance with all laws, regulations and orders applicable to its business. Further, Public Company has not received any notification that it is in violation of any laws, regulations or orders and no such violations exist. Neither Public Company, nor any employee or agent of Public Company, has made any payment to any person which violates any statutes or law required to be disclosed under applicable disclosure policies of the Securities and Exchange Commission.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                     OF COMPANY AND THE COMPANY SHAREHOLDERS

        Company and the Company Shareholders represent and warrant to Public Company as follows:

        2.1 ORGANIZATION AND GOOD STANDING. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to carry on its business. Company is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the character of its properties or the nature of its business makes such qualification necessary.

        2.2 AUTHORIZATION. The Company Shareholders have duly taken all action necessary to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions evidenced hereby and the performance of their obligations and the obligations of Company hereunder.

        2.3 NO CONFLICTS OR CONSENTS. The execution and delivery by the Company Shareholders of this Agreement and their performance of those obligations set forth herein have not conflicted and will not conflict with any provision of law, statute, rule or regulation or of any agreement or judgment applicable to or binding upon them or Company, or result in the creation of any lien, charge or encumbrance upon any of their assets or properties, or upon those of Company. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Company, or by the Company Shareholders, of this Agreement or the consummation of the transactions evidenced hereby. Neither the execution of this Agreement nor its consummation in accordance with its terms has conflicted or will conflict with or constitute a default under or breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time would or could constitute a default under any note, indenture, mortgage, deed of trust or other agreement or instrument to which Company or the Company Shareholders are a party or by which either or all of them are bound.

        2.4 ENFORCEABLE OBLIGATIONS. This Agreement is a legal and binding obligation of Company and the Company Shareholders, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights and general equitable principles.

        2.5 CAPITALIZATION. The authorized capital stock of Company consists of 25,000 shares of common stock, of which 1,000 are issued in outstanding and fully paid for and nonassessable. Company has no outstanding rights, options, warrants, contracts, commitments or demands of any character which would require the issuance (or transfer out of treasury), by Company of any shares of its capital stock. All outstanding securities were issued in accordance with applicable federal and state securities laws or exemptions therefrom.

        2.6 FINANCIAL STATEMENTS. Company shall deliver audited financial statements dated, and for the period ended, March 1, 1998, together with all notes thereto, prepared in reasonable detail in accordance with generally accepted accounting principles applied on a consistent basis, to Public Company on or before the Closing Date.

        2.7 OTHER INFORMATION AND INSPECTIONS. Company has made available for inspection and copying all books and records of Company and has fully and completely furnished to Public Company such information as has been requested. Company is aware of the terms and conditions of the E-Net Mortgage Corp. transaction with Public Company and the issuance of 2,000,000 restricted common shares of Public Company to the shareholders of City Pacific, Inc., concurrent with this transaction.

        2.8 DISCLOSURE. No representations or warranties by Company or the Company Shareholders in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Company or the Company Shareholders to Public Company pursuant to the provisions hereof, or in connection with the transaction contemplated hereby, contained or will contain any untrue statements of material facts or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Unanimous consents of the Company Shareholders and directors were executed, to be effective on or before March 1, 1999. Under the respective consents, all transactions evidenced hereby obtained the requisite approval.


                                   ARTICLE III

                         CLOSING AND EXCHANGE OF SHARES

        3.1 TERMS OF THE EXCHANGE. On the Closing Date, or such date as stated below:

        (a) On or before ten (10) days after the Closing Date, Public Company shall cause to be delivered to the Company Shareholders, in an acceptable form, certificates for 500,000 "restricted" shares, of its $.001 par value voting common stock (the "Exchange Shares"), free and clear of all mortgages, pledges, claims, liens and other rights and encumbrances whatsoever, except as disclosed in 3.1(b), below. The Company Shareholders shall not be diluted as a result of any debt, lien, encumbrance, action or liability, or any cost or expense related thereto of Public Company, or any breach of any representation or warranty of Public Company contained herein ("Subsequent Liabilities"). Accordingly, in addition to any other remedy, either in law or in equity, the Company Shareholders shall be issued such additional shares of Common Stock of Public Company as may be required to off-set any such Subsequent Liabilities. The number of shares to be issued to the Company Shareholders shall be determined as follows: (i) in the event shares are sold by Public Company to pay or satisfy the Subsequent Liabilities, Public Company shall issue such number of shares as are necessary to maintain the same percentage of ownership by the Company Shareholders as they had before said issuance; or (ii) in the event Public Company does not issue additional shares to satisfy the Subsequent Liabilities, shares equal to the amount of the Subsequent Liabilities, with a market value at bid price, will be issued to the Company Shareholders.

        (b) The Exchange Shares shall not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of Public Company, or any other person whatever.

        (c) The Company Shareholders shall, in consideration for their receipt of the Exchange Shares, transfer and deliver to Public Company certificates representing all 1,000 of the issued and outstanding Company Shares owned by them. Public Company shall receive good and merchantable title to the Company Shares, which shall be transferred to Public Company free and clear of all liens, mortgages, pledges, claims or other rights or encumbrances whatever.

        3.2 RESTRICTIONS ON TRANSFER. The Exchange Shares, when issued and delivered hereunder, will not be registered under the Securities Act of 1933, as amended, nor will the Company Shareholders be granted any registration rights under such Act as to such shares. The Company Shareholders shall execute and deliver to Public Company an investment letter satisfactory in form and substance to Public Company's counsel which states, among other things, that the Exchange Shares have been acquired for investment and with no present intent to make any resale, assignment, transfer or hypothecation of all or any part thereof and that the certificates representing the Exchange Shares will bear a restrictive legend which states in effect that such shares have not been registered under the Securities Act of 1933, as amended, and consequently may not be resold, assigned, transferred or hypothecated unless registered under such Act or, in the opinion of Public Company's counsel, an exemption from the registration requirements of such Act is available for any such transaction.

        3.3 CHANGES IN CAPITALIZATION OF PUBLIC COMPANY. If, between the date of the most recent financial statements of Public Company delivered to Company and the Company Shareholders and the Closing Date, the outstanding shares of the capital stock of Public Company are found to have been increased, decreased, changed into or exchanged for a different number or kind of said shares or securities of Public Company through reorganization, reclassification, stock dividend stock split, reverse stock split or similar change in the capitalization of Public Company and such has not been disclosed to the Company Shareholders hereunder, Public Company, at the election of the Company Shareholders, shall issue and deliver to the Company Shareholders such number of Public Company shares as will reflect an equitable adjustment of the Public Company shares specified in Paragraph 1 of this Article III on account of any such increase, decrease, change or exchange. In the event of any such change in the capitalization of Public Company, all references to the shares herein shall refer to the number of Public Company shares as thus adjusted. However, it is specifically acknowledged, agreed and understood that the shareholders of Public Company have conditionally approved a proposal to undertake a "forward split" of the Public Company common stock, wherein 2 shares of common stock issued and outstanding will be exchanged for 1 share of common stock, as well as additional matters more specifically stated in that certain Proxy Statement, which is in progress and which will, when completed, be attached hereto and incorporated herein as Exhibit "B". The sole condition to the approval of the aforesaid forward stock split is the successful consummation of the transaction proposed herein. Public Company shall have no obligation to issue any additional shares to the Company Shareholders as described herein as a result of the aforesaid reverse stock split.

        3.4 CLOSING DATE/EFFECTIVE DATE. The Closing Date of the transactions contemplated hereby shall be March 1, 1999, or such later date as the parties may so choose thereafter. All representations of the parties hereto shall survive the closing and the representations and warranties shall be made as in effect on the Closing Date.

        The Effective Date shall be the date in which all of the certificates necessary to effectuate this transaction have been duly issued by the respective party and all other matters relevant to the closing of the transaction contemplated herein have been accomplished.

        3.5  CLOSING DOCUMENTS.

        A. To Be Delivered by Public Company:

               (1) Certificates representing 500,000 shares of "restricted" common stock to the Company Shareholders;

               (2) Certified copy of minutes of shareholder and directors, authorizing this transaction;

               (3) Certificate of Good Standing;

               (4) Opinion of legal counsel acceptable to Company;

               (5) Certificate of President;

               (6) Resignation letters of Adam Stull, Libbie Stull and George Unwin as officers and directors, as applicable.


        (B) To be delivered by Company or Company Shareholders:

               (1) Certificates representing 1,000 shares of Company, together with an assignment of said shares, separate from said Certificates;

               (2) Certified copy of minutes of shareholders and directors of Company, authorizing this transaction;

               (3) Certificate of Good Standing;

               (4) Legal opinion of counsel, acceptable to Public Company;

               (5) Certificate of President;


               (6) Investment letter from Company Shareholders relating to issuance of Public Company common stock relevant herein.

                                    ARTICLE V

                COVENANTS OF COMPANY AND THE COMPANY SHAREHOLDERS

        Company and, insofar as they have the power to direct Company by ownership of voting securities or otherwise, the Company Shareholders (Company and the Company Shareholders being collectively referred to below as the "Company Parties"), covenant and agree that, prior to the Effective Date:

        5.01 EFFECTUATION OF THIS AGREEMENT. The Company Parties will use their best efforts to cause this Agreement to become effective, and all transactions herein contemplated to be consummated, in accordance with their terms, to obtain all required consents and authorizations of the Company Parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal and state securities laws and other laws as may be applicable to the contemplated transactions.

        5.02 TRANSACTIONS. The Company Parties will carry on Company's business diligently and substantially in the same manner as heretofore conducted, and will not enter into any transactions which are not in the ordinary course of Company's business, or which would singly or in the aggregate be materially adverse to Company's business, prospects or financial condition, taken as a whole, or which had not been previously disclosed to Public Company.

        5.03 CONDUCT OF BUSINESS. (a) The Company Parties will not (i) permit or do or cause to be done anything which Company has represented in Article II not to have been done, except as otherwise permitted in this Agreement or consented to by Public Company in advance and in writing; (ii) make or permit any amendment to Company's Articles of Incorporation or bylaws; (iii) cause or permit to be declared or paid any dividend, stock split, combination (reverse split) or other re-capitalization or distribution in respect of Company's common stock, nor cause or permit the issuance of any additional shares of Company's common stock; (iv) permit the increase of compensation of any type to any director or officer or other employee of Company; (v) to the best ability of the Company Parties, permit or do any act or omission to act the effect of which would be to breach or violate any contract or commitment to which Company is a party; (vi) to the best ability of the Company Parties, permit or cause the waiver of the provisions of any statute of limitations applicable to the levy or assessment of any federal, state, municipal or foreign taxes payable by Company; or (vii) organize any subsidiary of Company, or acquire or permit the acquisition of any equity interest in any other business or entity, with the exception of those proposed transactions presently in negotiations and disclosed herein in Exhibit "C".

        (b) To the best of their ability, the Company Parties will: (i) maintain Company's books, accounts, and records as now being maintained, on a consistent basis; (ii) maintain Company's properties in good repair; (iii) comply with and not violate any law, rule, regulation, or ordinance whatever applicable to Company or its business or any license or permit issued to Company; and (iv) take each and every step necessary to preserve the charter issued by the State of Florida, including timely filing of corporate reports and current payment of all taxes now and hereafter due and owing.

        5.04 ISSUANCE OF ADDITIONAL SECURITIES. Company shall not issue or permit the issuance of any common stock of Company or of any warrant, option or other right to subscribe for or acquire common stock or any other securities whatever of Company, nor shall any stock option or stock purchase plan, incentive stock option plan or similar plan be adopted whereby persons could acquire securities of Company, or any option or similar right to acquire such securities.

        5.05 PUBLICITY AND FILINGS. All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated by Company regarding the transactions contemplated in this Agreement shall be reviewed and approved by Public Company and its counsel before release or dissemination to the public or filing with any governmental agency or body whatever.

        5.06 ACCESS. The Company Parties agree that they will allow Public Company's directors, officers, accountants, attorneys and other representatives full access, during normal business hours throughout the term or applicability of this Agreement, to all information whatever concerning Company's respective affairs, operations and properties as Public Company may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provisions of this Agreement. The Company Parties may refuse to allow copies or abstracts to be made of any formula, design plans for machinery or equipment, or any plans or details as to manufacturing or chemical processes, and the like; provided that representatives of Public Company shall be allowed access to such things for inspection, in order to satisfy themselves that such things exist and are substantially as represented to Public Company.

        5.07 STAND-STILL AGREEMENT. Other than those potential acquisitions which have previously been disclosed to Public Company, the Company Parties agree not to solicit from any third party an offer or expression of interest in or with respect to any acquisition, combination or similar transaction involving Company, or substantially all of its assets or securities (whether outstanding or authorized but unissued) and further agree that they will promptly inform Public Company of the existence of any such unsolicited offer or expression of interest.

                                   ARTICLE VI

                           COVENANTS OF PUBLIC COMPANY

        Public Company covenants and agrees that, prior to the Effective Date:

        6.01 EFFECTUATION OF THIS AGREEMENT. Public Company will use its best efforts to cause this Agreement to become effective, and all transactions herein contemplated to be consummated, in accordance with their terms, to obtain all required consents and authorizations of third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal and state securities laws and other laws as may be applicable to the contemplated transactions.

        6.02 CONDUCT. (a) Public Company will not (I) permit or do or cause to be done anything which Public Company has represented in Article I not to have been done, except as otherwise permitted in this Agreement, or consented to by Company in advance and in writing; (ii) make or permit any amendment to the Public Company Articles of Incorporation or bylaws, other than those matters included in Exhibit "B" hereto; (iii) cause or permit to be declared or paid any dividend, stock split, combination (reverse split) or other re-capitalization or distribution in respect of Public Company's capital stock, other than as disclosed in the aforesaid Proxy documents; (iv) to Public Company's best ability, permit or cause the waiver of the provisions of any statute of limitations applicable to the levy or assessment of any federal, state, municipal or foreign taxes payable by Public Company.

        (b) To the best of its ability, Public Company will: (I) maintain its books, accounts and records as now being maintained, on a consistent basis; (ii) comply with and not violate any law, rule, regulation or ordinance whatsoever applicable to Public Company; and (iii) take each and every step necessary to preserve the charter issued by the State of Nevada, including timely filing of corporate reports and current payment of all taxes now and hereafter due and owing.

        6.03 ACCESS. Public Company agrees that it will allow

Company's directors, officers, accountants, attorneys and other representatives full access, during normal business hours throughout the term or applicability of this Agreement, to all information whatever concerning its affairs as the Company Parties may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provisions of this Agreement.

                                   ARTICLE VII

                               GENERAL PROVISIONS

        7.01 FURTHER ASSURANCES. At any time and from time to time after the date of this Agreement, each and every party hereto shall execute such additional instruments and take such other and further action as may be reasonably requested by any other party to carry out the intent and purpose of this Agreement.

        7.02 WAIVER. Any failure on the part of any party hereunder to comply with any of their obligations, agreements or conditions may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

        7.03 BROKERS. Each party represents to every other party that no brokers or finders have acted for it in connection with this Agreement and that no obligations of Public Company, Company and the Company Shareholders need to be satisfied as of the date of this Agreement.

        7.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid, first class, registered or certified mail, return receipt requested, as first set forth above; and for the Company Shareholders as set forth under their names on Exhibit A.

        7.05 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties and relating to the transactions evidenced hereby or the subject matter hereof.

        7.06 HEADINGS. The article and paragraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.07 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Public Company is domiciled.

        7.08 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.09 NO ORAL MODIFICATION. This Agreement may be amended solely in writing, and only after the mutual agreement of the parties affected hereby.

        7.10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants and agreements contained herein shall survive the date and execution of this Agreement.

        7.11 LEGAL COUNSEL; EXPENSES. The parties hereby acknowledge that they have had an opportunity to obtain legal counsel for Company, and that the Company Shareholders have consulted independent legal counsel in respect of all matters leading to, and including, the transactions evidenced hereby.

        7.12 SIMULTANEOUS CLOSING. Public Company and the Company Parties specifically acknowledge and represent that the closing hereunder was, in effect, simultaneously completed with Public Company and the Company Parties on the date of this Agreement.


        7.13 RESCISSION OF AGREEMENT. The parties hereby agree that they are relying on the representations and projections contained in this Agreement, in the Company Business Plan and in other documents regarding the future of the Company submitted to the Public Company. In the event that such any such representations, projections or material facts about Company are found to be untrue, or otherwise materially affect the business prospects of the Public Company and/or the value of the securities issued by the Public Company, a majority of the shareholders of the Public Company (as determined as of the date immediately prior to the execution of this Agreement) may immediately rescind this Agreement with written notice to the Company and may return to the Company all of its assets and liabilities as if the transaction contemplated hereby had never taken place. In addition, the parties hereto may mutually agree to rescind this Agreement by executing a writing to that effect, which shall operate in the same manner as if Public Company had given unilateral written notice to the Company. No decision of any court or other governmental or regulatory agency shall be necessary to effectuate the rescission. The rescission shall entitle the Public Company to proceed to elect new officers and directors and to proceed to acquire a private company which has a valid business plan and potential value to the shareholders of the Public Company. A notice of rescission to the Company shall not entitle the Company or its shareholders to obtain any damages, fees or other costs from the Public Company or its shareholders as a result of the rescission and the Company shall only be entitled to those assets which were in existence as of the date immediately preceding the effective date of this Agreement.



        IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

E-NET CORPORATION, a Nevada corporation ("PUBLIC COMPANY")


___________________________________
ADAM STULL, President

PUBLIC COMPANY
Attest:


___________________________________
LIBBIE STULL, Secretary




CITY PACIFIC GROUP, INC. a Nevada corporation ("COMPANY")


___________________________________
E.G. MARCHI, President

COMPANY
Attest:

___________________________________
E.G. MARCHI, Secretary

COMPANY SHAREHOLDERS:

___________________________________
E.G.MARCHI, SOLE SHAREHOLDER



                                    EXHIBIT A

                              COMPANY SHAREHOLDERS


NAME AND ADDRESS         # OF COMPANY SHARES          # OF PUBLIC COMPANY SHARES
----------------         -------------------          --------------------------

E.G. MARCHI                     1,000                           500,000

                                    EXHIBIT B

                     NOTICE OF SPECIAL SHAREHOLDER MEETING,

                            PROXY AND PROXY STATEMENT

                                    EXHIBIT C

                      LIST OF PENDING CONTRACTS OF COMPANY

        No such contracts exist.